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                                                                    EXHIBIT 12.1


         Statement Re: Computation of Ratio of Earnings to Fixed Charges
                      (amounts in thousands, except ratios)

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


                                                           Year Ended December 31,
                                               -----------------------------------------------
                                                 2003      2002      2001      2000      1999
                                               -------   -------   -------   -------   -------
Pre-tax income from continuing
   operations ..............................   $51,926   $39,166   $45,205   $63,526   $86,793
                                               =======   =======   =======   =======   =======

Fixed Charges:
   Interest expense ........................   $ 6,289   $ 1,885   $ 4,968   $ 1,140   $     0
   Amortized premiums ......................        91        61        61        61        30
   Interest component of rental expense(1) .       554       479       692       648       572
                                               -------   -------   -------   -------   -------
Total Fixed Charges ........................   $ 6,934   $ 2,425   $ 5,721   $ 1,849   $   602
                                               =======   =======   =======   =======   =======
Pre-tax income from continuing
   operations plus fixed charges ...........   $58,860   $41,591   $50,926   $65,375   $87,395
                                               =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges .........      8.5x     17.2x      8.9x     35.4x    145.3x
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The Company has adopted Statement of Financial Accounting Standards No. 142,
"Goodwill and Other Intangible Assets," effective with the year beginning
January 1, 2002,which resulted in a pre-tax, non-cash goodwill impairment loss of $16.8 million for the year ended December 31, 2002. If the Company had adopted this accounting change beginning January 1, 1999, and had not amortized goodwill as under prior accounting policies, the ratio of earnings to fixed charges would have been 147.0x, 36.2x, and 9.5x for the years ended December 31,
1999, 2000 and 2001, respectively.
(1)      Represents appropriate portion (1/3) of rental expense.